SCHEDULE 14A

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.  )

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ALL AMERICAN GROUP, INC.

(Exact name of registrant as specified in its charter)
(Exact name of Person(s) filing Proxy Statement)

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SHAREHOLDER UPDATE
November 18, 2010

Fellow Shareholders:

The press has been full of announcements of bad news by housing companies in the past month.

The Home Builder Implode-O-Meter reported that since late 2006, eighty five (85!) major builders have “imploded.” Among others, included on their “Ailing/Watch List” are Pulte, which just announced a $995 million quarterly loss and a 12% drop in year-over-year orders; and, Beazer, which just posted a “wider than expected quarterly loss” of $59.5 million on a 25% drop in revenues.

But their list does not include major modular or manufactured builders. By our unofficial tally last February, another sixty two (62) modular and manufactured home builders had ceased modular production since 2007. Since then, Palm Harbor, a company that several years ago entertained the idea of buying All American Homes and which entered the recession with more cash than we did, announced that their quarterly 10-Q filing would be late, a default in their floor plan facility, that Palm Harbor was “experiencing liquidity constraints” and “is reviewing…available alternatives, including debtor-in-possession financing, a possible sale of assets and a proceeding under Chapter 11…”

The exact number of builder casualties is not critical: the number is enormous. It doesn’t include, either, untold numbers of small homebuilders. This recession has simply slaughtered the homebuilding industry.

Not that we don’t have problems of our own. On the revenue side, along with the rest of the industry our residential home sales have declined precipitously, even though by several measures we have repeatedly outperformed the housing markets during this recession.  While we have greatly increased revenues from our specialty vehicle business, those increases have not been enough to offset the declines on the housing side. And despite the fact that we have greatly reduced our costs of operations, we have not been able to cut them enough to bring them in balance with our reduced revenues. We reduced, but not stopped, the red ink. As reported in our earnings release last week, we reduced the net cash used in operations by 48% compared to the first nine months of 2009, and we increased our revenues by over 28% in comparison to the year to date results of 2009. We reduced inventories by 21% since December 2009.  Nevertheless, we still suffered a net loss from continuing operations and a net loss at the bottom line. As previously announced, we were unable to meet the financial covenants under our agreements with H.I.G. All American, LLC, and the Board of Directors was in discussions with H.I.G. about potential long term resolutions since that fact was announced in August. In addition, in mid-October GMAC suspended the Company’s credit line for the purchase of chassis from General Motors used for the ARBOC Mobility bus business. We were not in default under that credit line, and we were not singled out for this action (it had as much or more to do with the reorganization of General Motors as with us), but “timing is everything.” Our continued losses and the default under the H.I.G. financing arrangements has made our attempts to replace this credit line difficult, to say the least. [We do have chassis in inventory for scheduled production and as a result of the merger agreement, we have confidence that we will be able make suitable arrangements in substitution of that credit line].

The point of this is not that misery loves company. The point is that we are not immune to the same problems that have buried so many of our competitors. And as this housing depression has dragged on – and on – and on - the challenges for survival have increased, while the options for survival have decreased. However, the All American Group has not imploded, and we do not intend to file a petition in bankruptcy.

Instead, we have announced:
•	The opening of new retail “home store” centers in Iowa and Tennessee;
•	The introduction at BusCon of a second line of accessible buses aimed at the commercial market, the Spirit LP by ARBOC Mobility;
•	A strategic alliance with VGM to build “universal design” accessible homes, with a model to be shown at MedTrade 2010 this week;
•	A strategic alliance with Delta Faucet and the introduction of a new product line of Cubes™ modular bathrooms and kitchenettes for large housing and hotel projects;
•	The award of a contract to build a 122,000 square foot residence hall for Casper College in Wyoming, which is currently under construction;
•	The introduction of seven new lower square footage floor plans to our Simple Living Homes collection to address the trend of smaller, less expensive homes;
•	First Place for our Casa Chiara residential duplexes for the Colorado Sustainable Design Award, reported by ColoradoBiz; and, of course
•	This week, the merger agreement with All American Group Holdings, LLC.

Some shareholders who were unhappy with the first H.I.G. transaction have expressed unhappiness with this transaction, as well. Some have expressed opinions that they would have done better if the Company had filed for bankruptcy. I respectfully disagree. Over the past many months, the Board of Directors considered the alternatives provided by the bankruptcy laws several times. The conclusion has always been the same: without an entity to provide debtor in possession and exit financing, the possibility of any distribution to the shareholders was highly unlikely. In contradistinction, the shareholders will receive a distribution as the result of this merger. In addition, the continued survival and operation of the Company is clearly in the best interests of its employees, suppliers, customers, and the communities where our facilities are located. Further, as a result of this agreement, we are already making arrangements to resume placing orders for chassis for 2011 production, and we expect that we will be able to provide bonding for several pending major housing projects.

H.I.G. All American, LLC did make working capital available to the Company in October, 2009, and received stock warrants as part of the consideration for that transaction. They exercised their warrants to acquire a majority of the Company’s outstanding shares in August, 2010. Now, after negotiations extending back to August, All American Group Holdings, LLC, an affiliate of H.I.G. All American, LLC, has agreed to acquire the Company in a merger that would result in the Company’s shareholders (other than H.I.G.) receiving $0.20 per share. In the Board of Directors’ collective judgment, this amount is better than that offered by other available alternatives. That amount is also almost 2.5 times the price the Company’s stock was trading for on the market within the past few weeks.

In addition to the $0.20 per share, shareholders will also receive an interest in a liquidating trust that will have a contingent right to receive proceeds from the potential sale of the All American Specialty Vehicles business. Upon closing of the merger the Specialty Vehicles business will be offered for sale for a minimum price of $12 million. The sale will be negotiated by a special committee of the Company’s Board of Directors. The majority of the members of that committee will be independent directors who are not affiliated with H.I.G. If an agreement is entered into for the sale of the assets within nine months after the closing of the merger, the excess of the net sale proceeds over $5 million will be deposited in the liquidating trust for distribution to the former All American Group, Inc. shareholders, pro rata. We cannot assure you that the sale will be completed within the 9 months' time frame or that it will bring a sufficient amount of net sale proceeds to provide the shareholders any additional consideration.

Most questions about the proposed transaction should be answered in the proxy materials that will be filed. Until that proxy is mailed to the shareholders, we really will be unable to respond to questions about the pending merger. In the meantime, details of the proposed transaction can be found in the merger agreement that has been filed with the Securities and Exchange Commission. The Company also expects to file a registration statement with the Securities and Exchange Commission relating to the issuance of the interests in the liquidating trust to All American Group, Inc.’s shareholders, and the Company expects to send to its shareholders a proxy statement for a special meeting of its shareholders to approve the merger as soon as may be practicable after the effective date of the registration statement. Approval of the merger requires the affirmative vote of a majority of AAG's outstanding common shares. However, H.I.G. owns a majority of the outstanding common shares of the Company, so approval of the merger is assured. All American Group, Inc. shareholders who do not vote in favor of the merger will have dissenter's rights of appraisal under Indiana law if they follow the required statutory procedures.

Richard M. Lavers
President & Chief Executive Officer
All American Group, Inc.

The Company plans to file with the Securities and Exchange Commission (“SEC”) and mail to its shareholders a proxy statement in connection with the merger (the “Proxy Statement”) The Proxy Statement will contain important information about the Company and the merger and related matters. Existing and prospective security holders of the Company are urged to read the Proxy Statement regarding the proposed merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information about the proposed merger.

The Company’s security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company through the website maintained by the SEC at www.sec.gov. In addition, documents filed by the Company with the SEC can be obtained, without charge, upon written request addressed to Martin Miranda, Secretary, All American Group, Inc., 2831 Dexter Drive, Elkhart, Indiana 46514.

The Company and its directors, executive officers and other members of management may be deemed to be participants in respect of the transactions contemplated by the merger agreement. Information regarding the Company’s directors and executive officer is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and its proxy statement for its 2010 annual meeting. Additional information regarding those participants may be obtained by reading the Proxy Statement when it is available.

All American Group, Inc.(formerly Coachmen Industries, Inc),, is one of America's premier systems-built construction companies under the ALL AMERICAN BUILDING SYSTEMS®, ALL AMERICAN HOMES® and MOD-U-KRAF® brands, as well as a manufacturer of specialty vehicles. All American Group, Inc is a publicly held company with stock quoted and traded on the over-the-counter markets under the ticker COHM.PK.

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This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to, liquidity, the ability of the Company to bond major contracts, availability of working capital, availability of credit to the Company and its customers, the depth and duration of the recession, the ability to produce buses to meet demand, the potential fluctuations in the Company's operating results, price volatility of raw materials used in production, the availability and cost of real estate for residential housing, the supply of existing homes within the Company's markets, government regulations, dependence on significant customers within certain product types, consolidation of distribution channels, consumer confidence, uncertainties of matters in litigation, the ability of the Company  to reach agreement with H.I.G. regarding revised covenants at reasonable terms and the ability to meet the revised covenants in future periods, the availability to the Company of chassis utilized for bus production and the availability of chassis financing to procure the chassis and other risks identified in the Company's SEC filings.

For investor or financial information:
Martin Miranda
Corporate Secretary & Treasurer
574-266-2500